EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-99740, Form S-8 No. 33-40365 and Form S-8 No. 333-9162) pertaining to the Power Control Technologies Inc. 1995 Stock Option Plan, the M & F Worldwide 1997 Stock Option Plan, and the M & F Worldwide Corp. 2000 Stock Option Plan of M & F Worldwide Corp. of our reports dated March 14, 2006, with respect to the consolidated financial statements and schedules of M & F Worldwide Corp., M & F Worldwide Corp. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of M & F Worldwide Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

March 14, 2006
New York, New York